Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of February 1, 2004 (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation having a principal place of business at 10410 Science Center Drive, San Diego, California 92121 (“Company”), and John W. Wallen, III, an individual residing at 2588 Vantage Way, Del Mar, California 92014 (“Executive”).

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed by Company as Vice President, Intellectual Property, reporting to the Company’s Chief Business Officer, and shall have the duties and responsibilities customarily associated with such position both upon initial hire and as may be reasonably assigned from time to time. Executive’s duties and responsibilities shall include but not be limited to the management, development and acquisition of the Company’s intellectual property assets. Executive shall perform faithfully and diligently all functions associated with his position and all reasonable duties reasonably assigned to him.

2.2 Best Efforts/Full-Time. Executive will perform his duties and responsibilities to the best of his abilities and with reasonable diligence, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Company in advance of Executive’s intent to engage in other paid work and receives Company’s express written consent to do so.

3. At-Will Employment Relationship. Executive’s employment with Company is at-will and not for any specified period and, subject to the terms and conditions of this Agreement, Executive’s employment with the Company may be terminated at any time, with or without cause or advance notice, by either Executive or Company. In addition, Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of Company, other than the Chief Executive Officer or an authorized representative of the Company’s Board of Directors, has the authority to alter the at-will employment relationship with Executive. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of his duties and responsibilities hereunder, Company shall pay to Executive an initial Base Salary of $22,916.67 per month (annualizing to $275,000 per year) payable in arrears in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

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4.2 Signing Bonus. Subject to Executive’s continued employment with the Company for 12 months, Executive shall receive a signing bonus of $25,000, payable in a lump sum and less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions (the “Signing Bonus”). Should Executive voluntarily terminate his employment with the Company prior to the first anniversary of the Effective Date, Executive shall be required to repay the Signing Bonus to Company on a pro rata basis.

4.3 Stock Option. Subject to approval of the Board of Directors, the Company shall grant to Executive an incentive stock option to purchase 200,000 shares of Company’s common stock pursuant to the terms and conditions of the Notice of Grant of Stock Option and the Incentive Stock Option Agreement executed by Executive and Company and attached hereto as Exhibit A (together, the “Stock Option Agreement”). Executive’s rights in such shares shall vest as set forth in Exhibit A. In addition, Executive shall have the right to purchase said shares for a consideration of $0.15 per share, subject to a right of repurchase in favor of Ambrx at $0.15 per share, which repurchase right shall lapse at the same rate as the vesting schedule as set forth in Exhibit A.

4.4 Death or Disability. In the event Executive’s employment terminates due to Executive’s death or Disability (as defined in the Stock Option Agreement), the Company shall accelerate the vesting of 25% of the Executive’s then-unvested options and restricted stock outstanding at the time of such termination.

4.5 Performance and Salary Review. The Company shall review Executive’s performance on a regular basis and at least annually. Adjustments to salary, options, restricted stock or other compensation, if any, will be made by the Company in its sole and absolute discretion. The determination as to the amounts of any adjustments applicable to Executive shall be reviewed by the Company at least annually to ensure that such amounts are competitive with similarly situated executives of biotechnology companies comparable to Company.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at Company, including but not limited to group health insurance, subject to the terms and conditions of Company’s benefit plan documents. Executive shall be entitled to vacation in accordance with Ambrx policies; provided, however that Executive shall be eligible for at least two weeks of paid vacation each year. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. Until such time as the Company establishes and makes available to Executive the benefits set forth in this Section 5, Company agrees to reimburse Executive for the amounts paid for COBRA in order to continue existing benefits, provided that Executive provides Company with written proof of the continuation of such COBRA benefits.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of Company, including but not limited to travel (coach airfare or the equivalent, lodging and other incidental expenses). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7. No Conflict of Interest. During Executive’s employment with Company, Executive shall not engage in any activity that creates a conflict of interest with Company without the prior written consent of the Company’s Board of Directors. Such activity shall include, but is not limited to, directly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during Executive’s employment with

Company, the Board of Directors may ask Executive to choose to discontinue or modify the scope of the other activity or resign employment with Company. Notwithstanding the foregoing, during Executive’s employment with the Company, it shall not be a violation of this Section 7 for Executive to (1) serve on any corporate board or committee thereof (with the prior approval of the Company’s Board of Directors); (2) serve on any civic or charitable boards or committees; (3) deliver lectures, fulfill teaching or speaking engagements or (4) manage personal investments; provided, however, that any such activities must not materially interfere with Executive’s performance of his duties and responsibilities under this Agreement.

8. Severance. In the event of Executive’s involuntary termination without Cause (as defined in the Stock Option Agreement) or Executive’s resignation for Good Reason (as defined in the Stock Option Agreement), provided Executive signs and does not revoke a standard mutual release of claims with the Company, Executive will receive severance benefits consisting of (A) continued payment (less applicable withholding taxes) for 12 months of Executive’s Base Salary as then in effect, (B) acceleration of vesting with respect to 25% of the Executive’s then-unvested options and restricted shares outstanding at the time of such termination , and (C) 12 months of Company-paid COBRA such that Executive’s premiums are the same as for active employees; provided, however that if such involuntary termination without Cause or Executive’s resignation for Good Reason occurs within 12 months following a Change of Control (as defined in the Stock Option Agreement) involving a Major Company (as defined in the Stock Option Agreement), then, provided Executive signs and does not revoke a standard mutual release of claims with the Company, Executive will receive enhanced severance benefits consisting of (A) a lump sum payment (less applicable withholding taxes) in the amount of 12 months of Executive’s Base Salary as then in effect, (B) acceleration of vesting with respect to 100% of the Executive’s then-unvested options and restricted shares outstanding at the time of such termination, and (C) 12 months of Company-paid COBRA such that Executive’s premiums are the same as for active employees.

9. Golden Parachute Excise Tax. In the event Executive is likely to become subject to the excise tax under Section 4999 of the Internal Revenue Code at such time as when Ambrx is not publicly-traded, Ambrx agrees to undertake diligent efforts to obtain shareholder approval of Executive’s payments and benefits pursuant to applicable Proposed or Final Treasury Regulation §1.280G-1; Q&A-7. If the acceleration of Executive’s stock options upon a Change of Control is likely to result in excise taxes on the Company or the Executive under Internal Revenue Code Sections 4999 or 280G and/or related regulations, then the stock option allocation shall be “cut back” and reduced to a level which shall avoid any excise tax.

10. Confidentiality and Proprietary Rights. Executive warrants that he has executed and delivered to the Company the Company’s standard form of Confidentiality and Proprietary Rights Agreement in a form acceptable to the Company, which is incorporated herein by reference.

11. Nonsolicitation. Executive understands and agrees that Company’s employees, customers, and actual or potential partners and any information regarding Company’s employees, customers and/or actual or potential partners is confidential and constitutes trade secrets of the Company. Accordingly, Executive agrees that during his employment and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly, separately or in association with others: (1) interfere with, impair, disrupt or damage Company’s relationship with any of its employees, customers or actual or potential partners by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company; or (2) interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

12. Injunctive Relief. The parties acknowledge that a breach of the covenants contained in sections 7-9 would cause irreparable injury and agree that in the event of any such breach, the nonbreaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief, as specified under Section 1281.8 of the California Code of Civil Procedure, without the necessity of proving actual damages or posting any bond or other security.

13. Indemnification. Executive shall be entitled to indemnification as an officer of Company as provided in Article VIII of the Bylaws of Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent Company obtains insurance providing coverage or indemnification for other directors, officers or employees, or enters into any agreements with any other directors, officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

14. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

14.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

14.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

14.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California, by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

14.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to his estate.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above, or such other address as either party may specify in writing.

15.8 Survival. Sections 8 (“Severance”), 9 (“Golden Parachute Excise Tax”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“Indemnification”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference and the Stock Option Agreement incorporated herein by reference, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of Company. No oral waiver, amendment or modification will be effective under any circumstances.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

JOHN W. WALLEN, III

Dated: February 9, 2004	/s/ John W. Wallen III

AMBRX, INC.

Dated: February 1, 2004	By:	/s/ Troy E. Wilson
Troy E. Wilson Chief Business Officer

Exhibit A

STOCK OPTION AGREEMENT

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

AMBRX, INC.

STOCK OPTION AGREEMENT

(Standard Vesting)

Ambrx, Inc. has granted to the individual (the “Optionee”) named in the Notice of Grant of Stock Option (the “Notice”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of Stock upon the terms and conditions set forth in the Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Ambrx, Inc. 2003 Stock Option Plan (the “Plan”), as amended to the Date of Option Grant, the provisions of which are incorporated herein by reference. By signing the Notice, the Optionee: (a) represents that the Optionee has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this Option Agreement; (b) accepts the Option subject to all of the terms and conditions of the Notice, the Plan and this Option Agreement; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Notice, the Plan or this Option Agreement.

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. TAX CONSEQUENCES.

2.1 Tax Status of Option. This Option is intended to have the tax status designated in the Notice.

(a) Incentive Stock Option. If the Notice so designates, this Option is intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code, but the Company does not represent or warrant that this Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. (NOTE TO OPTIONEE: If the Option is exercised more than three (3) months after the date on which you cease to be an Employee (other than by reason of your death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a Nonstatutory Stock Option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.)

(b) Nonstatutory Stock Option. If the Notice so designates, this Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

2.2 ISO Fair Market Value Limitation. If the Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to the Optionee under all stock option plans of the Participating Company Group, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount will be treated as Nonstatutory Stock Options. For purposes of this Section 2.2, options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of stock is determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 2.2, such different limitation shall be deemed incorporated herein effective as of the date required or permitted by such amendment to the Code. If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 2.2, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option. (NOTE TO OPTIONEE: If the aggregate Exercise Price of the Option (that is, the Exercise Price multiplied by the Number of Option Shares) plus the aggregate exercise price of any other Incentive Stock Options you hold (whether granted pursuant to the Plan or any other stock option plan of the Participating Company Group) is greater than $100,000, you should contact the President of the Company to ascertain whether the entire Option qualifies as an Incentive Stock Option.)

3. ADMINISTRATION.

All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4. EXERCISE OF THE OPTION.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Initial Vesting Date and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option, subject to the Company’s repurchase rights set forth in Sections 11 and 12. In no event shall the Option be exercisable for more shares than the Number of Option Shares.

4.2 Method of Exercise. Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the President of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in Section 6, accompanied by (i) full payment of the aggregate Exercise Price for the number of shares of Stock being purchased and (ii) an executed copy, if required herein, of the then current form of escrow agreement referenced below. The Option shall be deemed to be exercised upon receipt by the Company of such written notice, the aggregate Exercise Price, and, if required by the Company, such executed agreement.

4.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of whole shares of Stock owned by the Optionee having a Fair Market Value not less than the aggregate Exercise Price, (iii) by means of a Cashless Exercise, as defined in Section 4.3(b), or (iv) by any combination of the foregoing.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.

4.4 Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Option is not exercisable unless the tax withholding obligations of the Participating Company Group are satisfied. Accordingly, the Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to this Option Agreement until the tax withholding obligations of the Participating Company Group have been satisfied by the Optionee.

4.5 Certificate Registration. Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE

OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5. NONTRANSFERABILITY OF THE OPTION.

The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6. TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7. EFFECT OF TERMINATION OF SERVICE.

7.1 Option Exercisability.

(a) Disability. If the Optionee’s Service terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Death. If the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee’s termination of Service.

(c) Termination After Change in Control. If the Optionee’s Service ceases as a result of Termination After Change in Control (as defined below), (i) the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of six (6) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date, and (ii) fifty percent (50%) of the shares, if any, that are unvested as of the date of the Optionee’s termination of Service shall become immediately vested and exercisable.

(d) Other Termination of Service. If the Optionee’s Service terminates for any reason, except Disability, death or Termination After Change in Control, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months (or such other longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

7.3 Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 7.1 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Option Expiration Date.

7.4 Certain Definitions.

(a) “Termination After Change in Control” shall mean either of the following events occurring within twelve (12) months after a Change in Control:

(i) termination by the Participating Company Group of the Optionee’s Service with the Participating Company Group for any reason other than for Cause (as defined below); or

(ii) the Optionee’s resignation for Good Reason (as defined below) from all capacities in which the Optionee is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Optionee’s Service with the Participating Company Group that (1) is for Cause (as defined below); (2) is a result of the Optionee’s death or disability; (3) is a result of the Optionee’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

(b) “Cause” shall mean any of the following: (i) the Optionee’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee’s ability to perform his or her duties with a Participating Company.

(c) “Good Reason” shall mean any one or more of the following:

(i) without the Optionee’s express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee’s responsibilities, substantially inconsistent with the Optionee’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

(ii) without the Optionee’s express written consent, the relocation of the principal place of the Optionee’s Service to a location that is more than fifty (50) miles from the Optionee’s principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Change in Control;

(iii) any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Optionee’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Optionee’s), or (2) the Optionee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee); or

(iv) any failure by the Participating Company Group to (1) continue to provide the Optionee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Optionee, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Optionee was participating immediately prior to the date of the Change in Control, or their equivalent, or (2) provide the Optionee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Optionee.

8. CHANGE IN CONTROL.

8.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 8.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2 Effect of Change in Control on Option. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Option or substitute for the Option in connection with the Change in Control, the Option, to the extent not previously exercised, shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the Option immediately prior to an Ownership Change Event described in Section 8.1(a)(i)

constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the Option shall not terminate unless the Board otherwise provides in its discretion.

9. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and class of shares of stock subject to the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the Number of Option Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded down to the nearest whole number, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding and conclusive.

10. RIGHTS AS A STOCKHOLDER, EMPLOYEE OR CONSULTANT.

The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.

11. RIGHT OF FIRST REFUSAL.

11.1 Grant of Right of First Refusal. Except as provided in Section 11.7 below, in the event the Optionee, the Optionee’s legal representative, or other holder of shares acquired upon exercise of the Option proposes to sell, exchange, transfer, pledge, or otherwise dispose of any shares acquired upon exercise of the Option (the “Transfer Shares”) to any person or entity, including, without limitation, any stockholder of a Participating Company, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this Section 11 (the “Right of First Refusal”).

11.2 Notice of Proposed Transfer. Prior to any proposed transfer of the Transfer Shares, the Optionee shall deliver written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price, and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the Fair Market Value of the Transfer Shares, as determined by the Board in good faith. If the Optionee proposes to transfer any Transfer Shares to more than one Proposed Transferee, the Optionee shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Optionee and the Proposed Transferee and must constitute a binding commitment of the Optionee and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

11.3 Bona Fide Transfer. If the Company determines that the information provided by the Optionee in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Optionee written notice of the Optionee’s failure to comply with the procedure described in this Section 11, and the Optionee shall have no right to transfer the Transfer Shares without first complying with the procedure described in this Section 11. The Optionee shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

11.4 Exercise of Right of First Refusal. If the Company determines the proposed transfer to be bona fide, the Company shall have the right to purchase all, but not less than all, of the Transfer Shares (except as the Company and the Optionee otherwise agree) at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Optionee of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Optionee or issued by a person other than the Optionee with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Optionee shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to any Participating Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest canceled.

11.5 Failure to Exercise Right of First Refusal. If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Optionee otherwise agree) within the period specified in Section 11.4 above, the Optionee may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than ninety (90) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Optionee and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, shall again be subject to the Right of First Refusal and shall require compliance by the Optionee with the procedure described in this Section 11.

11.6 Transferees of Transfer Shares. All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interest therein subject to all of the terms and conditions of this Option Agreement, including this Section 11 providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any shares acquired upon exercise of the Option shall be void unless the provisions of this Section 11 are met.

11.7 Transfers Not Subject to Right of First Refusal. The Right of First Refusal shall not apply to any transfer or exchange of the shares acquired upon exercise of the Option if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration shall remain subject to the Right of First Refusal unless the provisions of Section 11.9 below result in a termination of the Right of First Refusal.

11.8 Assignment of Right of First Refusal. The Company shall have the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer, to one or more persons as may be selected by the Company.

11.9 Early Termination of Right of First Refusal. The other provisions of this Option Agreement notwithstanding, the Right of First Refusal shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiring Corporation assumes the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiring Corporation’s stock for the Option, or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

12. VESTED SHARE REPURCHASE OPTION.

12.1 Grant of Vested Share Repurchase Option. Except as provided in Section 12.4 below, in the event of the termination of the Optionee’s Service with the Participating Company Group at any time for Cause (as defined in Section 7.4(b)), the Company shall have the right to repurchase the shares acquired by the Optionee pursuant to the Option which are Vested Shares (the “Repurchase Shares”) under the terms and subject to the conditions set forth in this Section 12 (the “Vested Share Repurchase Option”).

12.2 Exercise of Vested Share Repurchase Option. The Company may exercise the Vested Share Repurchase Option by written notice to the Optionee or other holder of the Repurchase Shares, as the case may be, during the Repurchase Period. The “Repurchase Period” shall be the period commencing at the time set forth in Section 12.1 above and ending on the later of (a) the date ninety (90) days after the commencement of the Repurchase Period or (b) the date ninety (90) days after the Option is last exercised. If the Company fails to give notice during the Repurchase Period, the Vested Share Repurchase Option shall terminate (unless the Company and the Optionee have extended the time for the exercise of the Vested Share Repurchase Option) unless and until there is a subsequent Repurchase Event. Notwithstanding a termination of the Vested Share Repurchase Option, the remaining provisions of this Option Agreement shall remain in full force and effect, including, without limitation, the Right of First Refusal set forth in Section 11. The Vested Share Repurchase Option must be exercised, if at all, for all of the Repurchase Shares, except as the Company and the Optionee otherwise agree.

12.3 Payment for Repurchase Shares. The repurchase price per share being repurchased by the Company pursuant to the Vested Share Repurchase Option shall be an amount equal to the Fair Market Value of the shares determined as of the date of the Repurchase Event by the Board in good faith. Payment by the Company to the Optionee shall be made in cash on or before the last day of the Repurchase Period.

12.4 Transfers Not Subject to Vested Share Repurchase Option. The Vested Share Repurchase Option shall not apply to any transfer or exchange of shares acquired upon exercise of the Option if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration will remain subject to the Vested Share Repurchase Option unless the provisions of Section 12.6 below result in a termination of the Vested Share Repurchase Option.

12.5 Assignment of Vested Share Repurchase Option. The Company shall have the right to assign the Vested Share Repurchase Option at any time, whether or not such option is then exercisable, to one or more persons as may be selected by the Company.

12.6 Early Termination of Vested Share Repurchase Option. The other provisions of this Option Agreement notwithstanding, the Vested Share Repurchase Option shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiring Corporation assumes the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiring Corporation’s stock for the Option, or (b) the existence of a public market, as defined in Section 11.9, for the class of shares subject to the Vested Share Repurchase Option.

13. ESCROW.

13.1 Establishment of Escrow. To ensure that shares subject to the Right of First Refusal or the Vested Share Repurchase Option will be available for repurchase, the Company may require the Optionee to deposit the certificate evidencing the shares which the Optionee purchases upon exercise of the Option with an agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of exercise of the Option, the Company reserves the right at any time to require the Optionee to so deposit the certificate in escrow. Upon the occurrence of an Ownership Change Event or a change, as described in Section 9, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Option Agreement, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee’s ownership of shares of Stock acquired upon exercise of the Option that remain, following such Ownership Change Event or change described in Section 9, subject to the Right of First Refusal or Vested Share Repurchase Option, shall be immediately subject to the escrow to the same extent as such shares of Stock immediately before such event. The Company shall bear the expenses of the escrow.

13.2 Delivery of Shares to Optionee. As soon as practicable after the expiration of the Right of First Refusal and the Vested Share Repurchase Option, but not more frequently than twice each calendar year, the escrow agent shall deliver to the Optionee the shares and any other property no longer subject to such restrictions.

13.3 Notices and Payments. In the event the shares and any other property held in escrow are subject to the Company’s exercise of the Right of First Refusal or the Vested Share Repurchase Option, the notices required to be given to the Optionee shall be given to the escrow agent, and any payment required to be given to the Optionee shall be given to the escrow agent. Within thirty (30) days after payment by the Company, the escrow agent shall deliver the shares and any other property which the Company has purchased to the Company and shall deliver the payment received from the Company to the Optionee.

14. STOCK DISTRIBUTIONS SUBJECT TO OPTION AGREEMENT.

If, from time to time, there is any stock dividend, stock split or other change, as described in Section 9, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Option Agreement, then in such event any and all new, substituted or additional securities to which the Optionee is entitled by reason of the Optionee’s ownership of the shares acquired upon exercise of the Option shall be immediately subject to the Right of First Refusal and Vested Share Repurchase Option with the same force and effect as the shares subject to the Right of First Refusal and Vested Share Repurchase Option immediately before such event.

15. NOTICE OF SALES UPON DISQUALIFYING DISPOSITION.

The Optionee shall dispose of the shares acquired pursuant to the Option only in accordance with the provisions of this Option Agreement. In addition, if the Notice designates this Option as an Incentive Stock Option, the Optionee shall (a) promptly notify the President of the Company if the Optionee disposes of any of the shares acquired pursuant to the Option within one (1) year after the date the Optionee exercises all or part of the Option or within two (2) years after the Date of Option Grant and (b) provide the Company with a description of the circumstances of such disposition. Until such time as the Optionee disposes of such shares in a manner consistent with the provisions of this Option Agreement, unless otherwise expressly authorized by the Company, the Optionee shall hold all shares acquired pursuant to the Option in the Optionee’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Option Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The obligation of the Optionee to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

16. LEGENDS.

The Company may at any time place legends referencing the Right of First Refusal or the Vested Share Repurchase Option, and any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

16.1 “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

16.2 “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION AND VESTED SHARE REPURCHASE OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

16.3 “THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“ISO”). IN ORDER TO OBTAIN THE PREFERENTIAL TAX TREATMENT AFFORDED TO ISOs, THE SHARES SHOULD NOT BE TRANSFERRED PRIOR TO [INSERT DISQUALIFYING DISPOSITION DATE HERE]. SHOULD THE REGISTERED HOLDER ELECT TO TRANSFER ANY OF THE SHARES PRIOR TO THIS DATE AND FOREGO ISO TAX TREATMENT, THE TRANSFER AGENT FOR THE SHARES SHALL NOTIFY THE CORPORATION IMMEDIATELY. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE INCENTIVE STOCK OPTION IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE OR UNTIL TRANSFERRED AS DESCRIBED ABOVE.”

17. LOCK-UP AGREEMENT.

The Optionee hereby agrees that in the event of any underwritten public offering of stock, including an initial public offering of stock, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to shares registered in the public offering under the Securities Act.

18. RESTRICTIONS ON TRANSFER OF SHARES.

No shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Option Agreement and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

19. MISCELLANEOUS PROVISIONS.

19.1 Binding Effect. Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

19.2 Termination or Amendment. The Board may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 8.2 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation or is required to enable the Option, if designated an Incentive Stock Option in the Notice, to qualify as an Incentive Stock Option. No amendment or addition to this Option Agreement shall be effective unless in writing.

19.3 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.

19.4 Integrated Agreement. The Notice, this Option Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

19.5 Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

19.6 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Incentive Stock Option	Optionee:
Nonstatutory Stock Option
Date:

STOCK OPTION EXERCISE NOTICE

(STANDARD VESTING)

Ambrx, Inc.

Attention: Chief Business Officer

Ladies and Gentlemen:

1. Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Ambrx, Inc. (the “Company”) pursuant to the Company’s 2003 Stock Option Plan (the “Plan”), my Notice of Grant of Stock Option (the “Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Grant Number:

Date of Option Grant:

Number of Option Shares:

Exercise Price per Share:	$

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3. Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

☐ Tender of Company Stock:	Contact Plan Administrator

4. Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option. If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

☐ Cash:	$

☐ Check:	$

5. Optionee Information.

My address is:

My Social Security Number is:

6. Notice of Disqualifying Disposition. If the Option is an Incentive Stock Option, I agree that I will promptly notify the President of the Company if I transfer any of the Shares within one (1) year from the date I exercise all or part of the Option or within two (2) years of the Date of Option Grant.

7. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Option Agreement, including the Right of First Refusal and Vested Share Repurchase Option set forth therein, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns. If required by the Company, I agree to deposit the certificate(s) evidencing the Shares, along with a blank stock assignment separate from certificate executed by me, with an escrow agent designated by the Company, to be held pursuant to the Company’s standard Joint Escrow Instructions.

8. Transfer. I understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or they are sold in accordance with Rule 144 or Rule 701 under the Securities Act. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.

I am aware that Rule 144 under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to the Shares and, in any event, is available only if certain conditions are satisfied. I understand that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon request.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice and my Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

AMBRX, INC.

By:

Title:

Dated:

EMPLOYMENT AT WILL AGREEMENT

Ambrx. Inc. is delighted that you have decided to join our organization as a salaried employee, and we sincerely hope that our relationship will be a long and rewarding one. We are also aware, however, that there may be future developments, which we cannot now foresee but which may alter our long-term employment relationship or the type of benefits, which we now offer to our employees. For this reason, we ask that you carefully consider the following paragraph before agreeing to become an employee of our organization.

By accepting this offer of employment, you hereby agree to abide by Ambrx’s policies and practices. Furthermore, you acknowledge that your employment is “at will” and not for a stated period of time, nor is any material which you receive from Ambrx to be construed as a contract of employment. You also acknowledge that your employment may be terminated by you or by Ambrx at any point in time when either party believes it is in one or the other’s best interest.

Furthermore, no agreement to change your employments status from that which exists today will be binding unless it is made in writing and is expressly authorized and signed by the appropriate levels of senior management. While Ambrx will make every effort to inform you in advance of any changes in your employment benefits, you further acknowledge that, except as provided by statute, Ambrx reserves the right to change or discontinue those benefits and that no interpretation of your benefits shall be relied on by you unless made by an authorized representative of Ambrx.

I have read and understand the above statements and hereby agree to these conditions of employment by signing below.

Signature:	/s/ John W. Wallen III	Date: February 9, 2004